Form 8-K
Exhibit 99.2
Buyers United, Inc., File No. 0-26917

Wednesday, March 17, 2004
Press Release
SOURCE: Buyers United, Inc.

Buyers United, Inc. Reports Record Revenues and Earnings for 2003

     Salt Lake City,  Utah - March 17, 2004 - Buyers United,  Inc. (OTC Bulletin
Board: BYRS), a provider of business telecommunication services, including contact center software applications hosted within its national VoIP network, today reported record revenues and net income for the year ended December 31, 2003. Revenues for 2003 were $63.3 million, a 110% increase over revenues for the year ended December 31, 2002. Earnings before interest, taxes, depreciation and amortization (EBITDA) was $6.9 million for the year ended December 31, 2003 compared to $3.0 million for 2002. Net income before preferred stock dividend was $1.2 million for the year ended December 31, 2003 an increase of 256 percent compared to $330,000 for the year ended December 31, 2002. Net income applicable to common stock holders was $301,144 for the year ended December 31, 2003 compared to a net loss applicable to common stockholders of ($419,542) for the year ended December 31, 2002.

     "We are very pleased with the 2003 financial results with revenues more than doubling and net income before preferred dividends increasing by four times amounts reported for 2002" said Ted Stern, Chairman and CEO. "We finished an exciting growth year with the completion of several acquisitions. These acquisitions, our internal sales growth and increased efficiency in operations have contributed significantly to the outstanding financial results we are reporting today," Stern added.

     Paul Jarman, President stated, "Revenues for 2003 have provided us a strong customer base for our future growth. The Cooperation and Management agreement we made with MyACD in October of 2003, continues our efforts to transition the Company from a reseller of telecommunications services to a technology company providing proprietary software solutions to businesses over our VoIP Network. We will continue to further this transition throughout 2004 by investing additional resources in research and development projects and selling and marketing programs."

About Buyers United

     Buyers United, Inc., which operates directly and through its division, UCN, is a full service provider of long distance services over its national VoIP network and a provider of in-network hosted, telephony software applications addressing the contact center market. The UCN vision is to offer an affordable, flexible migration path from call center to contact center, enabling a business to respond quickly to its customers' requirements for voice, email and chat contact strategies. The inNetwork(TM) family of products, includes inContact(TM), an integrated package of advanced contact handling and management applications, and inControl(TM), a unique, rapid application development tool. For more information on the company's products and services visit the UCN web site at http://www.ucn.net.

Forward-Looking Statements

     The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking information made on the Company's behalf. All statements, other than statements of historical fact, which address the Company's expectations of sources of capital or which express the Company's expectation for the future with respect to financial performance or operating strategies, can be identified as forward-looking statements. Such statements made by the Company are based on knowledge of the environment in which it operates, but because of the factors previously listed, as well as other factors beyond the Company's control, actual results may differ materially from the expectations expressed in the forward-looking statements.


Press Contact:
Buyers United, Inc.
David R. Grow
Phone: 866.541.0000
Email: david.grow@ucn.net


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                       Reconciliation of Non-GAAP Measure

     "EBITDA," which is calculated as Earning Before deductions for Interest, Taxes, Depreciation and Amortization, is not a measure of financial performance under generally accepted accounting principles (GAAP). EBITDA is provided for the use of the reader in understanding Buyers United's operating results and is not prepared in accordance with, nor does it serve as an alternative to, GAAP measures and may be materially different from similar measures used by other companies. While not a substitute for information prepared in accordance with GAAP, we believe that this information is helpful for investors to more easily understand our operating financial performance, especially in light of the significant acquisitions we completed in 2003. We also feels that this measure may better enable an investor to form views of our potential financial performance in the future. This measure has limitations as an analytical tool, and investors should not consider EBITDA in isolation or as a substitute for analysis of our results prepared in accordance with GAAP.


Reconciliation of EBITDA to Net Income (Loss) as it is presented on the Consolidated Statements of Operations for Buyers United
   (unaudited)

                                                   Years Ended December 31,
                                                 ----------------------------
                                                      2003           2002
                                                 -------------  -------------

EBITDA                                           $  6,908,898   $  3,047,847

Depreciation and amortization                      (3,863,514)    (1,191,196)
                                                 -------------  -------------
   Income from operations                           3,045,384      1,865,651

Interest income                                        13,512         17,980
Interest expense                                   (1,884,257)    (1,544,448)
                                                 -------------  -------------
   Net income                                       1,174,639        330,183

Total preferred stock dividend                       (873,495)      (749,725)
                                                 -------------  -------------
   Net income (loss) applicable to common
   stockholders                                  $    301,144   $   (419,542)
                                                 =============  =============



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